Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13G, dated June 29, 2015 (including amendments thereto) with respect to the common stock of Global Sources Ltd. This Joint Filing Agreement shall be filed as an Exhibit to such Schedule 13G.

Dated: June 29, 2015

/s/ S. Nicholas Walker
S. NICHOLAS WALKER

YORK LION FUND, L.P.

By:	York GP, Ltd.,
General Partner

By:	/s/ S. Nicholas Walker
S. Nicholas Walker,
Managing Director

YORK GP, LTD.

By:	/s/ S. Nicholas Walker
S. Nicholas Walker,
Managing Director